As filed with the Securities and Exchange Commission on March 1, 2021
Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Riley Exploration Permian, Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 E. Reno Avenue, Suite 500
Oklahoma City, Oklahoma 73104
405-415-8699
(Address, including zip code of Registrant’s principal executive offices)

Riley Exploration Permian, Inc.
2021 Long Term Incentive Plan
(Full title of the plan)

Michael J. Rugen
Chief Financial Officer
29 E. Reno Avenue, Suite 500
Oklahoma City, Oklahoma 73104
405-415-8677
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Amy R. Curtis	Beth di Santo, Esq.
Thompson & Knight LLP	di Santo Law PLLC
1722 Routh Street, Suite 1500	171 Christopher Street
Dallas, Texas 75201	New York, New York 10014
(214) 969-1763	(212) 766-2466

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.001 per share	1,188,847	$2.66	$3,162,333.02	$345.01
Total				$345.01

(1)
On February 26, 2021 (the “Closing Date”), Riley Exploration Permian, Inc., a Delaware corporation (f/k/a Tengasco, Inc. (“Tengasco”)) (the “Registrant”), consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of October 21, 2020, by and among Tengasco, Antman Sub, LLC, a newly-formed Delaware limited liability company and wholly-owned subsidiary of Tengasco (“Merger Sub”), and Riley Exploration – Permian, LLC (“Riley”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 20, 2021, by and among Tengasco, Merger Sub and Riley. Pursuant to the terms of the Merger Agreement, a business combination between the Registrant and Riley was effected through the merger of Merger Sub with and into Riley, with Riley surviving as the surviving company and as a wholly-owned subsidiary of the Registrant (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Merger Transaction”). On the Closing Date, the Registrant changed its name from Tengasco, Inc. to Riley Exploration Permian, Inc. On the Closing Date and immediately prior to the effective time of the Merger, a one-for-twelve reverse stock split was effective on the Common Stock, par value $0.001 per share (“Common Stock”), of the Registrant.  Pursuant to the Merger Transaction, on the Closing Date each restricted share of Common Stock issued in the Merger is to be issued under the 2021 Long Term Incentive Plan, as amended from time to time (the “Plan”). The only Plan shares being registered on this Registration Statement are those shares of Common Stock authorized for issuance under the Plan and not previously registered pursuant to the Registration Statement on Form S-4 (333-250019) filed by Tengasco with the Securities and Exchange Commission on November 10, 2020, as amended (the “Form S-4”), in connection with the Merger Transaction.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration also covers any additional shares of Common Stock as may become issuable pursuant to the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of outstanding Common Stock. No additional registration fee is included for such additional shares.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on the offering price at which the Common Stock was issued under the Plan prior to the filing of this Registration Statement on Form S-8 (this “Registration Statement”).

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a price of $2.66 per share, which is the average of the high and low sales prices of a share of Common Stock as reported by the NYSE American on February 26, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)
The Registrant’s prospectus filed pursuant to Rule 424(b)(3) under the Securities Act (File No. 333-250019), filed with the Commission on February 2, 2021, relating to the Registrant’s Registration Statement on Form S-4 (File No. 333-250019), originally filed with the Commission on November 12, 2020 (as amended, including all exhibits);

(b)
The description of Registrant’s common stock contained in the Registration Statement on Form 10-SB filed August 8, 1997 (File No. 000-29386) and any amendment or report filed with the Commission for the purpose of updating such description;

(c)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 30, 2020; and

(d)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (b) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation, as amended, will provide that, to the fullest extent permitted by the DGCL, a director will not be liable to the corporation or its stockholders for monetary damages or for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Registrant’s bylaws, as amended, will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

The Registrant’s bylaws, as amended, will also contain indemnification rights for its directors and our officers. Specifically, the Registrant’s bylaws will provide that it shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, the Registrant shall maintain insurance on behalf of its officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

The Registrant maintains directors’ and officers’ liability insurance policies that it intends to and make such coverage adjustments as it deems appropriate from time to time.

The Registrant has or intends to enter into indemnification agreements with each of its directors and executive officers. Under these agreements, if an executive officer or director makes a claim of indemnification to the Registrant, either a majority of disinterested directors or independent legal counsel selected by the board of directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Registrant to indemnify the officer or director within 45 days of the request for indemnification. In making a determination with respect to entitlement to indemnification, the indemnitee shall be presumed to be entitled to full indemnification thereunder, and the Registrant shall have the burden of proof in the making of any determination contrary to such presumption. If the Registrant’s board of directors or the independent counsel, as applicable, shall have failed to make a determination as to entitlement to indemnification within 45 days after receipt by the Registrant of such request for indemnification, the requisite determination of entitlement to indemnification shall be deemed to have been made and the indemnitee shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification, a prohibition of indemnification under applicable law in effect as of the date of the indemnification agreement, or a subsequent determination that such indemnification is prohibited by applicable law.

The indemnification agreements will also provide that in the event that the indemnitee is an affiliate of or associated with one of the Registrant’s shareholders (an “Affiliated Stockholder”), then such Affiliated Stockholder and its officers, directors, managers, partners, employees, agents, representatives and controlling persons (collectively, the “Affiliated Stockholder Parties” and individually, an “Affiliated Stockholder Party”) shall be indemnified and held harmless by the Registrant from and against any and all losses, claims, damages, liabilities, joint or several, judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions or proceedings in which any such Affiliated Stockholder Party may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Affiliated Stockholder Party or otherwise by virtue of the fact that the Affiliated Stockholder is a shareholder or former shareholder or other equity owner of the Registrant or any of its direct or indirect subsidiaries or the Registrant’s or their predecessors (regardless, in the case of a subsidiary of whether it was a subsidiary of the Registrant at the time the facts relating to such proceeding arose) (the “Related Entities”) or by virtue of actions taken or omissions by the Affiliated Stockholder or any Affiliated Stockholder Party related to the Registrant or any of the Related Entities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

The above discussion of the DGCL, the Registrant’s certificate of incorporation, as amended, bylaws, as amended, indemnification agreements and the Registrant’s maintenance of directors’ and officers’ liability insurance and the Plan is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

INDEX OF EXHIBITS
Exhibit Number	Description

4.1*	First Amended and Restated Certificate of Incorporation of Riley Exploration Permian, Inc.

4.2*	Second Amended and Restated Bylaws of Riley Exploration Permian, Inc.

4.3
Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 25, 2021).

4.4*	Form of Restricted Stock Agreement (Time Vesting)

4.5*	Form of Substitute Restricted Stock Agreement (Time Vesting)

4.6*	Form of Restricted Stock Agreement (Non-Employee Director)

5.1*	Opinion of Thompson & Knight LLP as to the legality of the securities being registered.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of Moss Adams LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of LaRoche Petroleum Consultants, Ltd.

23.5*	Consent of Thompson & Knight LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 1st day of March, 2021.

RILEY EXPLORATION PERMIAN, INC.

By:	/s/ Bobby D. Riley
Name:	Bobby D. Riley
Title:	Chairman of the Board and Chief Executive Office

Each person whose signature appears below appoints each of Michael J. Rugen and Kevin Riley as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 1, 2021.

Signature	Title

/s/ Bobby D. Riley	Chairman of the Board and Chief Executive Office (Principal Executive Officer)
Bobby D. Riley

/s/ Michael J. Rugen	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)
Michael J. Rugen

/s/ Bryan H. Lawrence	Director
Bryan H. Lawrence

/s/ Brent Arriaga	Director
Brent Arriaga

/s/ E. Wayne Nordberg	Director
E. Wayne Nordberg